Exhibit 99.2

Denver, CO NASDAQ : AUID © © 2 2 0 0 2 2 © 2023 authID Inc. All Rights Reserved. 3 authID Inc. All Rights Reserved. Q1 2023 Results Conference Call May 11, 2022 Slides Available @ 5:30pm

• This Presentation and information provided at a webcast or meeting at which it is presented (the “Presentation") has been prepared on the basis of information furnished by the management of authID Inc . (“authID” or the “Company”) and has not been independently verified by any third party . • This Presentation is provided for information purposes only . This Presentation is not an offer to sell nor a solicitation of an offer to buy any securities . • While the Company is not aware of any inaccuracies, no warranty or representation is made by the Company or its employees and representatives as to the completeness or accuracy of the information contained herein . This presentation also contains estimates and other statistical data made by independent parties and us relating to market size and other data about our industry . This data involves a number of assumptions and limitations, and you should not give undue weight to such data and estimates . • Information contained in this Presentation or presented during this meeting may include “forward - looking statements . ” All statements other than statements of historical facts included herein, including, without limitation, those regarding the future results of operations, cash position and cash flow of the Company, financial position, results of operations, business strategy, plans and objectives of management for future operations of both authID and its business partners, future service launches with customers, the outcome of pilots and new initiatives and customer pipeline are forward - looking statements . Such forward - looking statements are based on a number of assumptions regarding authID’s present and future business strategies, and the environment in which authID expects to operate in the future, which assumptions may or may not be fulfilled in practice . Implementation of some or all of the new services referred to is subject to third - party approvals and activities . Actual results may vary materially from the results anticipated by these forward - looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by customers, consumers and others may take longer than anticipated, or may not occur at all ; changes in laws, regulations and practices ; changes in domestic and international economic and political conditions, the impact of the war in Ukraine, pandemic, inflationary pressures, and increases in interest rates and others . See the Company’s Annual Report on Form 10 - K for the Fiscal Year ended December 31 , 2022 and other documents filed at www . sec . gov for other risk factors which anyone considering a transaction with the Company should consider . These forward - looking statements speak only as to the date of this Presentation, webcast or meeting and cannot be relied upon as a guide to future performance . authID expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward - looking statements contained in this Presentation to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based . • This Presentation contains references to the Company’s and other entities’ trademarks . Such trademarks are the property of their respective owner . The Company does not intend its use or the display of other companies’ trade names or trademarks to imply a relationship with or endorsement of the Company by any other entity . • By reading this Presentation or attending a webcast or meeting at which it is presented you accept and agree to these terms, disclaimers and limitations . - 2 - © 2023 authID Inc. All Rights Reserved. Disclaimer & Forward Looking Statements

• Total Revenue was $0.04M for Q1 23, compared with $0.2M a year ago • Operating Expenses were $4.5M for Q1 23, compared with $5.2M a year ago • Loss was $5.2M for Q1 23, including non - cash & one - time severance charges of $3.0M, compared with a loss of $5.1M , including non - cash & one - time severance charges of $2.3M, a year ago • Loss per Share was $0.21 for Q1 23, compared with $0.22 a year ago • Adjusted EBITDA Loss was $2.2M for Q1 23, compared with $2.8M a year ago, primarily due to cost savings from the restructuring plan executed in the first quarter of 2023. • In March, the Company secured financing of up to $3.6M under a facility agreement with Stephen J. Garchik, and completed an initial drawdown of $0.9M before fees and expenses. - 3 - © 2023 authID Inc. All Rights Reserved. Financial Results for Q1 2023

Denver, CO NASDAQ : AUID © © 2 2 0 0 2 2 © 2023 authID Inc. All Rights Reserved. 3 authID Inc. All Rights Reserved. Our Path Forward

New Executive Leadership - 5 - Joe Trelin Chairman Ken Jisser Director Rhon Daguro CEO & Director Thomas Szoke Director Michael Thompson Director © 2023 authID Inc. All Rights Reserved. Michael Koehneman Director Jacqueline White Director

Market Demand $4M - $9M Data Breach Costs Global & US Averages - IBM DBIR 2022 Scams, credential compromise, and data breaches make the cost of legacy MFA too high… $6M Lost Productivity & Costs* • Wages: Password entry, recall & reset • Help Desk / IT PW costs * independent.co.uk - 15K workforce $2 - $8 M ATO Costs* 2% to 8% of $100M Annual Revenue * Aberdeen Group © 2023 authID Inc. All Rights Reserved.

Identity Life Cycle 1 Onboarding 2 Adaptive Authentication 3 Re - Affirmation Verified ̻ Platform Biometric Chain Of Trust FIDO2 Passwordless MFA Automated Identity Verification Unphishable, Identity - First Security. Frictionless Experience. © 2023 authID Inc. All Rights Reserved.

Proven Sales Framework Metrics Economic Buyer Decision Process Decision Criteria Competitor MEDDICC Identified Pain Champion Joint Execution Plan - 8 - © 2023 authID Inc. All Rights Reserved.

High Performance Sales Culture authID University - 9 - © 2023 authID Inc. All Rights Reserved. Customer Focused Compete To Win

Go-To-Market Approach

Verified™ WORKFORCE

- Trusted remote worker identity verification
- Secure access to IT infrastructure – No passwords
- Adaptive authentication for privileged access
- Identity-first security supports Zero Trust

Verified™ CONSUMER

- Streamlined, trusted customer onboarding
- Phishing-resistant, FIDO2 passwordless authentication
- Patented cloud-biometric audit-trail, delivers identity-first assurance
- Omni-channel identity authentication

Verified Cloud | Connect

Identity Ecosystem

okta auth0 BeyondTrust Microsoft Partner

intellicheck vmware CYBERARK PingIdentity

-10-

© 2023 authID Inc. All Rights Reserved.

authID

Current Sales Activity Revisit Past 600 Prospects Top 200 Targets Strategic 100 and Tactical 100 20+ Active Opportunities - 11 - © 2023 authID Inc. All Rights Reserved.

© © 2 2 0 0 2 2 © 2023 authID Inc. All Rights Reserved. 3 authID Inc. All Rights Reserved. Q&A Denver, CO NASD - A 1 2 Q - : AUID